EXHIBIT 10.30

                                PROMISSORY NOTE


U.S. $2,000,000.00                                     Fort Lauderdale, Florida
                                                                August 16, 1996


         FOR VALUE RECEIVED, the undersigned, Roadhouse Grill, Inc., a Florida corporation, (hereinafter referred to as the "Maker"), promises to pay to the order of Berjaya Group (Cayman) Limited (hereinafter referred to as the "Holder"), the principal sum of Two Million Dollars ($2,000,000), together with interest thereon at the rate of eight and one half percent (8.50%) per annum calculated on a daily basis from the date of the disbursement of the principal up to the date of its full repayment. Interest shall be payable at the earlier of (i) when the principal amount is due and payable or (ii) every three months with the first payment due November 1, 1996. The principal amount shall be due and payable upon the earlier of (i) the initial public offering of Maker's securities or (ii) July 31, 1997.

         Maker may prepay the principal amount outstanding in whole or in part at any time without penalty. All such prepayments shall be applied first to the payment off all accrued but unpaid interest, and second to the outstanding principal balance.

         Maker shall make all of its payments to Holder at such place as Holder may designate to Maker.

         This Note shall be in default when any payment required to be made hereunder shall not have been made on the due date. While in default, the outstanding principal balance shall bear interest at the maximum rate permitted by law. If Maker is in default by failing to make any payment of principal and/or interest on its due date, and Maker fails to make such payment within ten
(10) days after the date of Holder's mailing written notice of such default to Maker or if Maker is otherwise in default as provided for herein, then the entire outstanding principal balance, and all accrued but unpaid interest thereon, shall immediately become due and payable at the option of the Holder without notice to or demand upon Maker. Holder may exercise this option to accelerate in accordance with the terms of this Note notwithstanding any prior forbearance. If suit is brought to collect this Note, the Holder shall be entitled to collect from Maker all costs and expenses of such suit, including, but not limited to, reasonable attorney's fees through trial and appellate levels.

         Maker and all endorsers and guarantors jointly and severally waive presentment for payment, demand, notice of nonpayment, protest, and notice of protest, and consent to the terms hereof and to an extension or postponement of the time for payment or any other indulgence and shall remain fully liable hereunder in the event of any such extension, postponement or other indulgence.

         It is the intention of the Maker and the Holder that the interest charged hereunder shall in no event ever exceed the maximum rate permitted by law, and any interest or payments in the nature


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of interest which would render his Note usurious shall, at the option of the
Holder, be either refunded to the Maker or credited against the outstanding principal balance.

         This Note shall be governed by and construed in accordance with the laws of the State of Florida.

                                               ROADHOUSE GRILL, INC.,
                                               a Florida corporation



                                               By:/S/ J. DAVID TOOLE, III
                                                  ---------------------------
                                               Title:PRESIDENT
                                                     ------------------------


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